SUPPLEMENT Dated February 1, 2010
To the Prospectus Dated February 1, 2010

ING Select Rate
Issued By ING Life Insurance and Annuity Company

This supplement updates the prospectus for your annuity contract. Please read this supplement carefully and keep it with your copy of the prospectus for future reference. If you have any questions, please call our Customer Service Center at (888) 854-5950.

1.	Currently, Initial Guarantee Periods of 5 to 10 years are available. On pages 1 and 13, the table of Guarantee
Periods is hereby updated with the following – along with conforming changes to the first paragraph under “The
Annuity Contract” on page 10:

Initial Guarantee Periods	Guarantee Periods for Renewals
5 to 10 years	1 year
(5, 6, 7 etc.)
è You select the Initial Guarantee Period for the Single	è We automatically apply the Accumulation Value to the
Premium.	1-year Guarantee Period at the end of the Initial Guarantee
Period, or each succeeding Guarantee Period, as applicable,
until you give us alternative instructions.
¡IMPORTANT NOTE: The Initial Guarantee Period is	¡ IMPORTANT NOTE: For Contracts issued in Illinois,
limited to 5 years if the Owner is age 76 to 80.	no renewals are permitted. See pages 14 and 21.

2.	On pages 5 and 8, the table of Surrender Charges is hereby replaced with the following:

Guarantee				Surrender Charge Schedule – Contract Year
Period	1	2	3	4	5	6	7	8	9	10
5	8%	7%	6%	5%	4%	0	0	0	0	0
6	8%	7%	6%	5%	4%	3%	0	0	0	0
7	8%	7%	6%	5%	4%	3%	2%	0	0	0
8	8%	7%	6%	5%	4%	3%	2%	1%	0	0
9	8%	7%	6%	5%	4%	3%	2%	1%	0	0
10	8%	7%	6%	5%	4%	3%	2%	1%	0	0

3.	For Contracts issued in Minnesota and Tennessee, the prescribed period during which you may return the
Contract for any reason or no reason at all is specified below. Under “Right to Examine and Return this Contract”
on page 23, the state requirements table is hereby updated with the following addition:

Contract	Days for New Purchase	Days for Replacement Purchase
Issue State	and Amount Returned	and Amount Returned
Minnesota	10 days	30 days
	Accumulation Value, adjusted for any MVA	Single Premium paid less any Withdrawals
	10 days	20 days
Tennessee	Accumulation Value, adjusted for any MVA	Single Premium paid less any Withdrawals

155128 – ING Select Rate	February/2010